Exhibit 10.2
CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY ***) HAVE BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

MASTER SERVICES AGREEMENT
between
SAMSUNG BIOLOGICS CO., LTD.
and
IMMUNOVANT SCIENCES GMBH

TABLE OF CONTENTS

Page

1. DEFINITIONS	1
2. RELATED AGREEMENTS AND EXHIBITS	8
3. MANAGEMENT OF SERVICE	8
4. SERVICE DESCRIPTIONS	9
5. CHANGES TO THE SPECIFICATIONS, ANALYTICAL METHODS, MANUFACTURING PROCESS, FACILITY OR EQUIPMENT	15
6. REGULATORY APPROVALS AND INSPECTIONS.	16
7. QUALITY COMPLIANCE	16
8. CONSIDERATION AND PAYMENT TERMS	17
9. CONFIDENTIALITY	19
10. OWNERSHIP OF MATERIALS AND INTELLECTUAL PROPERTY	20
11. WARRANTIES.	20
12. INDEMNIFICATION AND INSURANCE	22
13. DISCLAIMER OF CONSEQUENTIAL DAMAGES; LIMITATION OF LIABILITY	22
14. TERM AND TERMINATION OF AGREEMENT	23
15. ARBITRATION	25
16. MISCELLANEOUS	25

-i-

MASTER SERVICES AGREEMENT
This Master Services Agreement (this “MSA”) is made and entered into as of the date of last signature below (the “Effective Date”) by and between Immunovant Sciences GmbH, a Swiss limited company with offices at Viaduktstrasse 8, 4051 Basel, Switzerland (“Client”), and Samsung Biologics Co., Ltd., a Korean corporation having its principal place of business at 300, Songdo bio-daero, Yeonsu-gu, Incheon, 21987, Republic of Korea (“SBL”). Client and SBL are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
Whereas, Client and SBL wish to enter into a business relationship whereby SBL will provide Client with certain services related to biologics development and/or manufacturing;
Now, Therefore, in consideration of the mutual promises, covenants and agreements hereinafter set forth and for other valuable consideration, the Parties agree as follows:
1.DEFINITIONS
Capitalized terms as used in this MSA, whether in the singular or plural, shall have the respective meanings set forth below or as otherwise designated in this MSA.
1.1“Acceptance Procedure” means the review of the Batch Related Documents and any reasonably necessary test(s) of a Batch of Product which are performed to verify that the Product delivered meets the Specifications and complies with Regulatory Authority requirements, which are conducted by Client before or after SBL’s release of a Batch of Product in accordance with the applicable PSA and QAG.
1.2“Affected Party” means the Party affected by Force Majeure under Section 16.3.
1.3“Affiliate” means any corporation, company, partnership or other entity which directly or indirectly, controls, is controlled by or is under common control with either Party hereto. A corporation or other entity shall be regarded as controlling another corporation or other entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the corporation or other entity, or if possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.
1.4“Annual Service Fees” means the total Service Fees paid or payable by Client to SBL in a given calendar year (excluding costs of Raw Materials, SBL handling fees, and other expense or cost reimbursements) pursuant to a particular Product Service Agreement.
1.5“Applicable Laws” means any and all laws, rules, or regulations of any jurisdiction which are applicable to the Parties in carrying out activities described in this MSA or any PSAs that may be in effect from time to time.
1.6“Assignment”, “Assigning”, or to “Assign” means a merger, change of control, sale of stock, inheritance of stock, transfer of all or substantially all of the assets, or transfer of all or substantially all rights to any Product.
1.7“Background IP” means any Intellectual Property related to a Product and/or its use, or the Manufacture of such Product, in each case, which is owned and/or controlled by a Party prior to the Effective Date.
1.8“Batch” means the quantity of Product Manufactured by SBL which results from a single run of the applicable Manufacturing Process.

1.9“Batch Failure” means that a Batch is Non-Conforming Product as reasonably determined by the Core Team during Manufacture of a Batch and prior to SBL’s batch release.

1.10“Batch Record”, if not defined in the applicable QAG, means the document, proposed by SBL and approved by Client, which defines the manufacturing methods, test methods, and other procedures, direction, and controls associated with the manufacture and testing of Product.
1.11“Batch Related Documents” means Manufacturing Documentation in support of SBL’s release of a Product.
1.12“Cell Line” means, in respect of a given Product, the cell bank vials supplied or otherwise made available to SBL by Client to perform the Services.
1.13“Certificate of Analysis”, means an approved document that certifies test results against product specifications for a given Batch of Drug Substance or Drug Product with listing of all applicable acceptance criteria and test results.
1.14“Certificate of Compliance” means a certificate for a given Batch of Drug Substance or Drug Product prepared by Quality Assurance that states the Batch is acceptable for release based on SBL’s batch disposition procedure and has been manufactured in compliance with cGMP, SBL’s procedures and required Specifications.
1.15“Change” means any modification, alteration, adjustment, or correction to the Manufacturing Process, Services, or Specifications.
1.16“Client” is defined in the preamble.
1.17“Client Invention” means any Invention that is conceived and first reduced to practice by either Party and does not constitute an SBL Invention.
1.18“Client Materials” means Client reagents and other materials supplied by Client or its third-party supplier to be used in the Service hereunder. In the case of a Drug Product PSA, Client Materials may also include Drug Substance and/or other active pharmaceutical ingredients, which may or may not have been Manufactured by SBL.
1.19“Client Technology” means know-how, technology, research and other information of Client including and relating to the Services, Manufacturing Process, analytical methods, quality control analysis, specifications, transportation and storage requirements provided by Client to SBL in connection with this MSA and applicable PSA.
1.20“Clinical Exit” means a final decision by Client not to proceed with, as applicable, further clinical development and/or submission of any BLAs or other equivalent applications for Regulatory Approval for, the Product for any indication anywhere in the world due to the Product’s failure or inability to obtain Regulatory Approval based on Client’s reasonable determination [* * *].
1.21“Clinical Product” means a Drug Substance or Drug Product which is Manufactured by SBL pursuant to a PSA and which is to be used by Client in a research study or studies that prospectively assigns human participants or groups of humans to one or more health-related interventions to evaluate the effects on health outcomes.
1.22“Commercial Product” means a Drug Substance or Drug Product which is Manufactured by SBL which is intended for commercial sale and use by humans and, for Drug Substance, is those manufactured after SBL obtains the Regulatory Approval certifying that the Manufacturing Process and the Facility meet the appropriate requirements and comply with cGMP; provided, however, for Drug Substance, “Commercial Product” shall also include PAI Batches and Process Validation Batches intended for commercial sale and use by humans after applicable Regulatory Approval that are manufactured prior to SBL obtaining the Regulatory Approval for the Facility certifying that the Manufacturing Process and the Facility meet the appropriate requirements and comply with cGMP.

1.23“Commercially Reasonable Efforts” means with respect to an activity to be carried out by a Party pursuant to this MSA, the carrying out of such activity in a diligent manner, and using efforts and resources comparable to the efforts and resources commonly used in the contract manufacturing of biologics (in the case of SBL) or in the biopharmaceutical industry (in the case of Client) by companies with resources and expertise similar to those of such Party. “Commercially Reasonable Efforts” requires prompt assignment of responsibility for such task or activity to specific qualified employee(s) and allocation of resources designed to advance progress with respect to such task or activity but does not require the taking of actions (a) [* * *], (b) [* * *], or (c) [* * *].
1.24“Confidential Information” means any and all scientific, business, financial, contractual, marketing and technical information of or about a party or a Product which has been or may be disclosed, or to which access is provided, by such party (“Disclosing Party”) or any of its representatives to the other Party (“Receiving Party”) or any of its representatives, which (a) if in writing, is marked “confidential”, “proprietary”, or other similar marking at the time of disclosure, or (b) if provided orally or visually, is identified as confidential at the time of disclosure, or (c) Receiving Party knows or has reason to know is confidential, trade secret, or proprietary information of the Disclosing Party at the time of disclosure because of legends or other markings, the circumstances of disclosure, or the nature of the information itself. For clarity, the existence and terms of this MSA shall be deemed to be the Confidential Information of both Parties.
1.25“Core Team” means a committee composed of no less than [* * *] and no more than [* * *] representatives from each of SBL and Client to oversee, review, and coordinate the day-to-day performance of the Services and/or Manufacture with the goal of ensuring effective communication between the Parties.
1.26“Critical Raw Material” means [* * *] and any other Raw Materials with [* * *], as reasonably agreed between the Parties.
1.27“Current Good Manufacturing Practices” or “cGMP” means current good manufacturing practices and regulations applicable to the Manufacture of Product that are promulgated by any Regulatory Authority, including as promulgated under and in accordance with (i) the U.S. Federal Food, Drug and Cosmetic Act, Title 21 of the U.S. Code of Federal Regulations, Parts 210, 211, 600, 601 and 610, (ii) relevant EU legislation, including European Directive 2003/94/EC or national implementations of that Directive, (iii) relevant guidelines, including the EU Guidelines for Good Manufacturing Practices for Medicinal Products (Eudralex Vol. 4 and Annexes thereto), (iv) International Conference on Harmonisation Good Manufacturing Practice Guide for Active Pharmaceuticals Ingredients and (v) and any analogous set of regulations, guidelines or standards as defined, from time to time, by any relevant Regulatory Authority having jurisdiction over the development, manufacture, or commercialization of the Product, as applicable, in each case as in effect as of the date such manufacturing for the Product are or were conducted. Without limiting the generality of the foregoing, and for the avoidance of doubt, “Current Good Manufacturing Practices” or “cGMP” also includes (a) the data integrity requirements under the U.S. Federal Food, Drug and Cosmetic Act, Title 21 of the U.S. Code of Federal Regulations, Parts 210 and 211 (“Data Integrity Requirements”) and (b) the electronic records requirements under the U.S. Federal Food, Drug and Cosmetic Act, Title 21 of the U.S. Code of Federal Regulations, Part 11 (“Electronic Records Requirements”).

1.28“Customized or Dedicated Raw Materials” means (1) [* * *], and (2) any other Raw Materials that are identified in the applicable PSA or agreed upon by the Parties during the Term as (a) [* * *] and/or (b) [* * *].
1.29“Damages” means any direct damages, costs, expenses, fines, penalties (including reasonable attorneys’ fees and costs), losses and liabilities.
1.30“Decision Memo” means a binding memorandum summarizing and memorializing the Parties’ discussion, understanding, and agreement as to any aspect of the Manufacture that are not directly and/or specifically elaborated in the MSA, PSA, QAG, or any previous Decision Memo.
1.31“Drug Product” means a finished dosage form, for example, vials or pre-filled syringes etc., that contains an active drug ingredient generally, but not necessarily, in association with inactive ingredients. This term also applies to the final dosage form used as placebo, which does not contain active drug ingredient.
1.32“Drug Substance” means any substance intended to be used in the manufacture of a drug, which substance becomes an active ingredient of such a drug and is intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment or prevention of disease, or to affect the structure and function of the body, but does not include intermediates used in the synthesis of such ingredient.
1.33“Effective Date” is defined in the preamble.
1.34“EMA” means the European Medicines Agency, or any successor agency.
1.35“Engineering Batch” means a Batch manufactured prior to Commercial Products with the purpose of confirming successful transfer and/or implementation of the Manufacturing Process to the Facility.
1.36“External Laboratory” means a third party laboratory agreed upon by the Parties to conduct activities required to complete certain Services as discussed and agreed upon by the Parties including but not limited to Mycoplasma testing, viral clearance studies, and adventitious virus screening.
1.37“Facility” means one or more of the facilities of SBL where the Services shall be performed, as further specified in each PSA.
1.38“FDA” means the United States Food and Drug Administration or any successor agency thereto.
1.39“Firm Period” means the portion of the Forecast that is binding on both Parties.
1.40“Forecast” means a projection of Client’s requirements for delivery of Product.
1.41“Force Majeure Event” means any event or occurrence which is beyond the non-performing Party's reasonable control, including fire, explosion, flood, landslide, epidemics, or other acts of God; acts, regulations, export and/or import restrictions, embargos (including but not limited to those promulgated by any U.S. Regulatory Authority), or laws of any government; terrorism, war; failure of public utilities; acts of decisions of duly constituted municipal, state, national or supra-national governmental authorities or of courts of law; or impossibility to obtain Raw Materials, equipment, supplies, fuel or other required materials or the occurrence of other supply or manufacture interruptions (at its and/or third-party facilities), in spite of having acted with Commercially Reasonable Efforts.

1.42“Implementation Plan and Budget” means an estimated plan and budget of the reasonable and necessary costs that would be incurred by SBL as a result of the implementation of any such Change(s), including, but not limited to (i) process and analytical development; (ii) equipment and/or the Facility modifications, qualification, validation, maintenance, and decommissioning/disposal; (iii) process and analytical validation; (iv) document revisions or changes, the Facility, equipment, and system modifications or changes; (v) additional stability testing; and (vi) preparing submissions to Regulatory Authorities.
1.43“Indemnified Party” means the Party claiming indemnification under Sections 12.3 and 13.2.
1.44“Indemnifying Party” means the Party subject to an indemnification claim from the other Party.
1.45“Intellectual Property” means: (i) patents, trade secrets, copyrights, trademarks, trade names and domain names, rights in designs, rights in computer software, database rights, know-how, and any other intellectual property rights, in each case whether registered or unregistered; (ii) all applications (or rights to apply) for, and renewals or extensions of, any of the rights described in the foregoing sub-clause (i); and (iii) all rights and applications that are similar or equivalent to the rights and applications described in the foregoing sub-clauses (i) and (ii), which exist now, or which come to exist in the future, in any part of the world.
1.46“Invention” means any Intellectual Property created by either Party which arises out of or results from the Service under the MSA.
1.47“Joint Steering Committee” or “JSC” means a committee composed of an equal number of representatives from each of SBL and Client, generally at least Director-level or equivalent to provide guidance to the Core Team and resolve any issues or disputes which in good-faith are not able to be resolved by the Core Team.
1.48“Manufacturing” or to “Manufacture” means the manufacturing of the Product, and any services relating to such manufacturing, including, but not limited to, raw materials, testing, quality control, documentations, quality assurance, archiving, packaging, and up to release of the Product, to be performed by SBL under the MSA and any applicable PSA.
1.49“Manufacturing Documentation” means with respect to a given Product, the data acquired and generated, documents and records describing or otherwise related to the Manufacturing Process including, without limitation: documents and records consisting of or containing process descriptions, requirements and specifications; Client Materials and Specifications; analytical methods, process trend and variability data; validation protocols and reports; Batch Records; Batch Related Documents, and SOPs.
1.50“Manufacturing Process” means, with respect to a given Product, the mutually agreed production process for the Manufacturing of the Product, which shall be deemed to commence at the OOF date for Drug Substance and the thawing date for Drug Product and end with SBL’s release of the Product.
1.51“Non-Affected Party” means the Party other than the Affected Party under Section 16.3.
1.52“Non-Conforming Product” means a Batch of Product that fails to conform to (i) cGMP (but only with respect to Product being Manufactured under cGMP per the applicable PSA, excluding any Engineering Batches or Pilot Batches which are not meant to be Manufactured under cGMP), (ii) the Specifications, and/or (iii) other mutually agreed upon written express requirements for SBL to follow (including applicable Batch Records), in each case from (i) through (iii) above, resulting in a [* * *] on the quality of Product as reasonably determined by the relevant document, record, or data as defined within the parameters established in the QAG.

1.53“OOF” or “Out-of-Freeze” means the thawing of the cell bank vials.
1.54“Other Raw Material” means any Raw Material other than Critical Raw Material and Customized or Dedicated Raw Material.
1.55“Party” and “Parties” is defined in the preamble.
1.56“Pilot Batch” means a Batch of Product manufactured through non-GMP lab scale run, with the purpose of supporting pre-clinical evaluation but not in compliance with cGMP or the Specifications).
1.57“Pre-Approval Inspection” or “PAI” means an on-site inspection of the Facility by the Regulatory Authority prior to granting the Regulatory Approval for Commercial Product as required by various Regulatory Authorities to ensure that the Manufacturing Process and the Facility meet the appropriate requirements and comply with cGMP.
1.58“Process Validation Batch” means a Batch of Product produced from a process validation run conducted by SBL hereunder to (i) demonstrate and document the consistency and reproducibility of the Manufacturing Process at the Facility, and (ii) support the Regulatory Approval of both the Product Manufactured and the Manufacturing Process at the Facility.
1.59“Product” means Clinical Product or Commercial Product to be Manufactured by SBL pursuant to this MSA and any applicable PSA.
1.60“Product-in-process” means any unfinished Product under the Manufacturing Process.
1.61“Product Purchase Commitment” means the minimum number of Batches of Commercial Product (excluding PAI and Process Validation Batches) that Client shall be obligated to purchase in any given calendar year.
1.62“Product Service Agreement” or “PSA” means a separate agreement specific to each Product and/or Services (Drug Substance, Drug Product, Cell Line Development, etc.), entered into and mutually agreed from time to time by duly authorized representatives of the Parties. Each PSA shall refer to and be integrated in this MSA and shall be in alignment with the QAG, and may include, without limitation, details such as (i) a high level scope of work of the Services to be performed under such PSA which describes key activities and assumptions, (ii) the Product for which SBL will perform such Services for Client, (iii) fees to be paid to SBL by Client for the Services, and (iv) any other deliverables.
1.63“PSA Effective Date” means the effective date of any PSA entered into between the Parties.
1.64“Purchase Order” is a commercial document issued by Client to SBL indicating, among other things, the quantity of Product to be manufactured, the agreed prices for Product or Service, and the estimated delivery date to be later confirmed and fixed in accordance with Section 4.12.2(b).
1.65“Quality Agreement” or “QAG” means the quality agreement entered into by the Parties that governs the responsibilities related to quality systems and quality requirements for the Product(s) Manufactured hereunder, including quality assurance, quality control, testing, batch approval and batch release of such Product(s) at the Facility entered into by the Parties.
1.66“Quarter” means each period of three (3) consecutive calendar months beginning on January 1, April 1, July 1, or October 1.
1.67“Raw Materials” means a chemical entity used in the Manufacturing Process that becomes part of the process stream and procured by SBL for the Services, including, but not limited to, media, buffers, water-for-injection, chromatography resins, chemicals, reagents, filters, excipients, disposable consumables, and secondary packaging materials. Raw Materials exclude the Client Materials.

1.68“Regulatory Approval” means all approvals, licenses, registrations or authorizations thereof of any national, regional, state or local regulatory agency, department, bureau or other governmental entity in any jurisdiction where the Product is marketed or intended to be marketed, necessary for the manufacture and sale of the Product manufactured by SBL at the Facility.
1.69“Regulatory Authority” means any national (e.g., the FDA), supra-national (e.g., the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, in any jurisdiction responsible for granting the Regulatory Approval.
1.70“Reserved Capacity” means the capacity for Manufacturing the Product within SBL’s Facility reserved and dedicated to Client, the costs of which shall be calculated based on the Service Fees for Batches that were scheduled to be Manufactured using the Reserved Capacity.
1.71“SBL Assignable Error” means [* * *] on the part of employees, agents or representatives of SBL.
1.72“SBL Invention” means any Invention that is conceived and first reduced to practice solely by one or more employees or officers of SBL (or its third party consultant or subcontractor) and which is not derived from, or arises out of Client Background IP or Client’s Confidential Information or any other proprietary right of Client or its third party vendors, contractors, or other partners or clients.
1.73“Scope of Work” means the document generally forming part of a PSA, specifying in detail the scope and schedule of the Services and the Service Fees as mutually agreed upon by the Parties.
1.74“Service” or “Services” means any service related to development and/or manufacturing for Client as specified in a PSA and in accordance with the terms and conditions of this MSA.
1.75“Service Fee” is the fee due and payable to SBL in consideration for SBL’s performance of Services and other obligations, but excluding the costs of Raw Materials, SBL handling fees, and other expense or cost reimbursements pursuant to this MSA and/or the applicable PSA.
1.76“Specification(s)” means the criteria for the Products, Client Materials, or Raw Materials, as the case maybe, which details are provided in documentation as reviewed and approved in writing by the Parties.
1.77“Standard Operating Procedure(s)” or “SOP(s)” means the standard operating procedures established by and mutually agreed upon by both Parties regarding the Manufacturing Process.
1.78“Tax” means all taxes, charges, customs duties, fees, levies, imposts, or withholding of whatever nature imposed by any law or regulations in any country in respect of the Services, importation or exportation of Raw Materials, Client Materials, Batches, and Product.
1.79“Technology Transfer” means the activities by the Parties necessary for SBL to perform the Services as further described in the applicable PSA which may include, among other things: (i) transfer of the Background IP and Client Material from Client to SBL; (ii) implementation of the Manufacturing Process at the Facility; (iii) Manufacturing Process fit activities, and (iv) tests and studies.
1.80“Term” means the duration for which this MSA stays in effect, which shall begin as of the Effective Date and will be in effect for as long as any PSA is in effect.
1.81“Warehouse” means SBL’s warehouse for storage of the Product located at 300, Songdo bio-daero, Yeonsu-gu, Incheon, 21987, Republic of Korea.

2.RELATED AGREEMENTS AND EXHIBITS
2.1Product Service Agreements. SBL will perform Services for Client as specified in PSAs and in accordance with the terms and conditions of this MSA, the applicable PSA(s), and the QAG. In the event of a conflict between any provision of this MSA and the PSA, this MSA shall control, except where the PSA specifically states otherwise and references this Section 2.1.
2.2Quality Agreement (QAG). As required, the Parties shall agree upon a Quality Agreement applying to such Services, and such Quality Agreement shall be incorporated into this MSA. Conflicts between the QAG and either any provision of this MSA or any PSA, will be handled pursuant to Section 7.1.
3.MANAGEMENT OF SERVICE
3.1General. SBL shall adequately staff the Facility with personnel with necessary expertise and credentials, including without limitation, adequate training on cGMPs and such other regulations applicable to Manufacturing Product, to perform its obligations under the MSA, QAG, and the applicable PSA. Each Party will be responsible for its internal decision making process and for reasonably informing the other Party of decisions affecting the Service in a regular and timely manner. SBL and Client shall at all times make Commercially Reasonable Efforts to complete the Services in accordance with the estimated timelines set forth in the applicable PSA. Client shall supply to SBL all information or materials that are set forth in the applicable QAG and PSA or otherwise requested by SBL and that are reasonably required by SBL to perform the Services, and SBL shall not [* * *]. Client shall be responsible for [* * *].
3.2Core Team and Joint Steering Committee.
3.2.1Core Team and Joint Steering Committee. The Parties shall establish the Core Team, which shall attempt to resolve any issues arising from the Services including but not limited to those relating to changes to the project assumptions and timelines, development activities, process/product quality requirements, Specifications, or Manufacturing Process. The Parties shall also establish a Joint Steering Committee providing guidance to the Core Team and resolving any issues or disputes which in good-faith are not able to be resolved by the Core Team.
3.2.2Meetings and Decision Making. The Core Team and JSC shall meet on schedules and in manners that are acceptable to their respective members. The JSC meetings shall be held [* * *]a year or less during the term of the applicable PSA. Either Party may request an ad-hoc meeting of the JSC to discuss issues that due to urgency need to be addressed prior to the next scheduled JSC meeting. Each Party may appoint temporary or permanent substitutes for any of such Party’s members on the Core Team or JSC and each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend Core Team or JSC meetings. Each Party shall be responsible for its own expenses of traveling to and participating in any Core Team or JSC meeting. All decisions of the JSC and Core Team shall be made by the unanimous agreement of all of their members or their designated representatives, and shall be reflected in written meeting reports. Written reports of the JSC and Core Team shall be subject to approval by the authorized representatives of the Parties; provided, however, that the JSC and Core Team may not amend or waive any provision of the MSA, QAG or applicable PSA except by the terms of this MSA.
3.2.3Disputes. In the event that the Core Team, is unable, despite the good faith efforts of the members, to resolve a disputed issue that is within the purview of the Core Team for a period of [* * *] days, one Party shall formally request referral of the issue to the JSC. If the dispute still cannot be resolved within an additional [* * *] days after referral to the JSC, the matter may be handled in accordance with Section 15.

3.3Person in Plant. Client may request up to [* * *] of its representatives to be on-site at the Facility (but no more than [* * *] Client representatives within the Facility’s cGMP area) to observe and consult with SBL during the performance of Services under this MSA and such additional personnel in such numbers as deemed necessary shall be accommodated upon mutual agreement. Reasonable expenses associated with such on-site Client representatives shall be passed through to Client by SBL. While at the Facility, all such Client representatives shall have reasonable access to all areas as are relevant to SBL’s performance of the Service hereunder, provided that SBL may reasonably restrict Client representatives’ access to the Facility as it deems necessary, and all such Client representatives shall agree to and comply with confidentiality obligations to third parties, SBL policies and procedures related to safety, confidentiality, and cGMP, and all instructions of SBL employees at the Facility. Client shall remain responsible at all times for the compliance with the terms of this MSA, QAG and PSA by its employees and representatives.
3.4Subcontract. SBL may subcontract any portion of the Services with prior approval from the Client, which shall not be unreasonably withheld, delayed, or conditioned. In the event SBL subcontracts any portion of the Services, SBL shall be primarily obligated to Client for ensuring that such subcontracted services are carried out as intended; provided however that, SBL shall not be responsible for any delay or breach caused solely by External Laboratories despite SBL’s exercise of reasonable care and efforts commonly used and customary in the industry. All costs associated with activities outsourced to third parties or External Laboratories (e.g. viral clearance, Mycoplasma, adventitious virus screen, etc.) will be passed through to Client at cost with an additional [* * *] handling fee.
3.5Development and Manufacturing Site. Unless otherwise agreed by Client, all Services shall be performed by SBL at the Facility.
3.6Manufacturing Documentation. SBL shall maintain Manufacturing Documentation to be true and accurate pursuant to the Data Integrity Requirements Electronic Records Requirements, and shall keep in strict confidence and shall not use for purposes other than providing or performing the Service or other obligations hereunder. SBL shall maintain all such Manufacturing Documentation for at least that period specified in the applicable QAG. Upon written request of Client and at mutually agreeable times, Client shall have the right to review Manufacturing Documentation at the Facility or through a secured/encrypted server (e.g. Sharepoint) as further defined in the applicable QAG. Client may also request scanned or printed copies of such Manufacturing Documentation, but shall be responsible for reasonable costs associated therewith. SBL shall record and maintain such records, data, documentation and other information in the language as so required in the applicable QAG or as so required by a Regulatory Authority and in compliance with Applicable Law. To the extent necessary, SBL may redact or withhold Manufacturing Documentation provided pursuant to this MSA or any applicable PSA to protect the confidential information of its other clients or third parties. The form and style of Batch documents, including, but not limited to, Batch production records, lot packaging records, equipment set up control, operating parameters, and data printouts, raw material data, source documents, quality control testing documentation, quality assurance records, and laboratory notebooks are the exclusive property of SBL. Notwithstanding anything to the contrary, SBL’s redacted version of general operating SOPs, not specific to the Client’s Products, may be provided to Client for on-site review or through a secured/encrypted server if deemed necessary by both SBL and Client. Such SOPs cannot be removed from the SBL premises or the secured/encrypted server, copied, photographed or otherwise replicated.
4.SERVICE DESCRIPTIONS
4.1Technology Transfer. Client shall transfer to and grant SBL the license set forth below in Section 10 in respect of the Client Technology, Client Materials, and Cell Line to SBL in accordance with the plan, timelines and quantities agreed upon by the Parties. In the event that Client agrees to utilize SBL’s SharePoint portal for Technology Transfer, Client agrees that (a) in the event of any relevant change that affects a Client user’s authorization to use such portal, Client shall promptly notify SBL so that SBL may disable their usernames and remove / change passwords in order to secure the SBL Portal and (b) Client shall use Commercially Reasonable Efforts to ensure that all of Client users have up-to-date antivirus software installed on the computer devices used to access such portal.

4.2Engineering Batch. SBL makes no warranty that Engineering Batches will meet the Specifications or be successful, and thus under no circumstances shall SBL be obligated to re-Manufacture an Engineering Batch for [* * *], provided however that, if the Engineering Batch is [* * *] due to [* * *], and if re-Manufacturing the Engineering Batch is reasonably necessary for the successful Manufacture of subsequent Batches, [* * *], then SBL shall, upon Client’s request, re-Manufacture the Engineering Batch at SBL’s cost.
4.3Process Validation Batch. Prior to commencement of Process Validation Batches, SBL and Client shall agree to a validation plan identifying the validation requirements with a mutually agreed acceptance criteria for the Manufacturing Process. The costs of process validation activities are excluded from the price of Process Validation Batches and shall be paid for by Client at the price set forth in the applicable PSA, subject to the Client’s prior approval on the scope and nature of such validation activities per the QAG.
4.4Facility Modification and Equipment. Client and SBL will agree on what equipment in the Facility is necessary to perform the Services, and if Client reasonably deems it necessary to procure additional equipment beyond that which is in the Facility as of the applicable PSA Effective Date, SBL shall procure such equipment at Client’s expense in accordance with Section 8.2.4 and SBL shall be responsible during the Term for validation, calibration, installation, maintenance, repairs, commissioning, and decommissioning at SBL’s expense, unless otherwise agreed in writing by the Parties, all in accordance with the QAG. Thereafter, if any additional equipment is necessary, such costs shall be dealt with by Section 5 of this MSA. Notwithstanding anything to the contrary in this MSA, the ownership of any and all such equipment shall remain at all times with SBL, and SBL shall in good faith and in accordance with its obligations under this MSA or applicable PSA, make available such equipment for Client’s use during the Manufacturing schedule reserved by Forecast or binding Purchase Order during the term of the applicable PSA. Any modifications to the Facility, equipment, Raw Materials (including the applicable suppliers thereof), or Manufacturing Process shall be subject to the change control procedures set forth in Section 5 of this MSA, QAG, and any applicable PSA.
4.5Additional Work. Should the Parties mutually agree to any additional work to be added to the Scope of Work, the Service Fees for such additional work shall, unless otherwise agreed in writing by both Parties, be based on SBL’s standard pricing at the time of adding such additional work, and depending on the nature of such additional work, the Parties shall execute a Decision Memo or an amended Projected Plan accordingly. In the event of changes to the Services based on Client’s request, Client shall, unless otherwise agreed in writing by both Parties, bear all additional costs and expenses associated therewith; provided, however, SBL shall not commence any such additional work unless the Parties execute a Decision Memo or an amended Projected Plan accordingly.
4.6Raw Materials.
4.6.1Management. SBL shall procure and maintain a reasonable quantity of Raw Materials, required for the Services in accordance with the MSA, QAG and any applicable PSA. On a per-Product basis, SBL shall prepare the categorization of the Raw Materials into (i) Critical Raw Materials, (ii) Customized or Dedicated Raw Materials, and (iii) Other Raw Materials, and send the categorization to Client for approval as soon as practicable after the Effective Date. Client shall approve the categorization in accordance with this MSA and any applicable PSA no later than [* * *] after the receipt of such a categorization from SBL. SBL shall not be [* * *]. The list of Raw Materials may be amended from time to time, subject to the Parties’ mutual agreement; provided however that, unless otherwise agreed in writing by both Parties, Client shall at all times be solely responsible for the costs of Raw Materials including those used in small scale runs during Technology Transfer, which is not included in the Service Fees. During Technology Transfer, the Core Team shall agree on estimates for Raw Materials anticipated to be consumed in the Manufacture of each Batch. Although SBL will make Commercially Reasonable Efforts to use no more than those amounts, SBL will not be responsible for Raw Materials used in excess of the agreed-upon estimate; provided, however, that SBL shall be responsible for any excess use, loss, spoilage, or waste of such Raw Materials to the extent caused by [* * *]. The Parties shall, in good faith and based on industry standard, mutually agree to strategies regarding Raw Material safety stock and sourcing from qualified vendors. In the event SBL is not able to utilize any Reserved Capacity for Manufacturing Product according to an agreed-upon forecast or manufacturing plan due to [* * *], then Client shall be responsible for the costs of such Reserved Capacity [* * *].

4.6.2Raw Material Specifications. Client and SBL shall agree on the Specifications of Raw Materials, including without limitation analytical methods, supplier information including supplier site information, and other information concerning the stability, storage, and safety thereof that are required for the Manufacturing hereunder, as further described in the applicable QAG.
4.6.3Testing and Evaluation. SBL or vendors qualified by SBL shall perform all testing and evaluation of Raw Materials as required by the Specifications for the Raw Materials and the cGMPs, as further described in the applicable QAG.
4.6.4Storage. SBL shall secure sufficient and suitable storage for the Raw Materials; provided that such storage requirements shall be customary within SBL’s industry. SBL shall exercise reasonable care to preserve and protect Raw Materials from loss after receipt by SBL and during the Term and except for loss due to [* * *], Client shall be responsible for [* * *]. SBL shall only use unexpired Raw Materials for performance of the Services, including Manufacturing Product. At the end of each [* * *] of the relevant PSA, Client shall be responsible for the loss of Raw Material (except for loss due to [* * *]) to the extent purchased in reliance on [* * *].
4.6.5Handling Fee Related to Raw Material. Raw Materials will be charged on a cost-plus basis to Client in accordance with Sections 8.1(ii) and 8.2.2, subject to any changes as agreed between the Parties in writing.
4.7Client Materials.
4.7.1Management. Client shall provide, either by itself or through its third-party supplier, to SBL free of charge, Client Materials in amounts reasonably necessary to carry out the Services as agreed by the Parties. SBL shall make Commercially Reasonable Efforts to import the Client Materials to the Republic of Korea in a timely manner, and Client shall provide reasonable assistance necessary for such a timely importation. Delivery conditions for the Client Materials shall be [* * *] (INCOTERMS 2020) provided that the title and risk of loss to such Client Materials shall remain at all times with the Client and shall not transfer to SBL. During Technology Transfer, the Core Team shall agree on estimates for Client Material anticipated to be consumed in the Manufacture of each Batch. Although SBL will make Commercially Reasonable Efforts to use no more than those amounts, SBL will not be responsible for Client Materials used in excess of the agreed-upon estimate; provided, however, that (a) SBL shall be responsible for any excessive use, loss, spoilage, or waste of such Client Materials to the extent caused by [* * *] and (b) notwithstanding anything to the contrary, SBL will not [* * *]. The Parties will, in good faith and based on industry standard, mutually agree to strategies regarding Client Material safety stock and sourcing from qualified vendors. In the event SBL is not able to utilize any Reserved Capacity reserved for Manufacturing Product according to an agreed-upon forecast or manufacturing plan due to [* * *], then Client shall be responsible for the costs of such Reserved Capacity [* * *].

4.7.2Client Material Specifications. Client shall provide SBL with the Specifications of the Client Materials, including without limitation analytical methods, supplier information, and other information concerning the stability, storage, and safety thereof that are required for the Manufacturing hereunder, as may be further described in the applicable QAG.
4.7.3Testing and Evaluation. SBL shall perform testing of the Client Materials in accordance with the applicable QAG and/or Client’s instruction prior to the performance of the Manufacturing hereunder, in order to determine whether such Client Materials meet the Specification described in the applicable QAG (if applicable). SBL shall inform Client of (a) any damage to the Client Materials received that is visually obvious (e.g., damaged or punctured containers and temperature monitoring results outside of predetermined Specifications) within [* * *] days after SBL’s receipt of the Client Materials and (b) any non-conformance of the Client Materials to Specification either: (i) within [* * *] days after SBL’s receipt of the Client Materials or (ii) if release testing of Client Materials is not performed until it is needed for Manufacture, within [* * *] days after such release testing is performed; or (iii) as otherwise agreed between the Parties. If, prior to performing any Service on the Client Materials, SBL determines that such Client Materials are defective or damaged, SBL shall not perform the Service on such Client Materials and shall follow Client’s written instructions regarding disposal or return of such Client materials to Client [* * *]; provided, however, (a) SBL shall be responsible for any such costs to the extent the defect in or damage to such Client Materials is caused by [* * *] and (b) notwithstanding anything to the contrary, SBL will not [* * *].
4.7.4Storage. SBL shall secure sufficient and suitable storage for the Client Materials; provided that such storage requirements shall be customary within SBL’s industry. SBL shall exercise Commercially Reasonable Efforts to preserve and protect the Client Materials from loss or damage after receipt by SBL and prior to Manufacture; provided, however, (a) SBL shall be responsible for any loss or damage of such Client Materials to the extent caused by [* * *] and (b) notwithstanding anything to the contrary, SBL will not [* * *].
4.7.5Handling Fee Related to Client Material. Handling fees relating to the Client Material will be charged to Client in accordance with Sections 8.1(iii) and 8.2.3.
4.8Forecasts. For each Commercial Product (excluding PAI and Process Validation Batches, which shall be forecasted and reserved by Purchase Orders), the Parties shall determine a mutually agreeable mechanism for forecasting of each Product, which shall be detailed in writing in each relevant PSA. For Clinical Product, the Parties shall agree upon the number and schedule of Batches to be Manufactured by SBL in the applicable PSA. In the event SBL is not able to utilize any Reserved Capacity for Manufacturing Product according to an agreed-upon forecast or manufacturing plan due to a reason reasonably attributable to Client, then Client shall be responsible for the costs of such Reserved Capacity [* * *].
4.9Purchase Orders. For each Clinical Product or Commercial Product, Client shall notify SBL in a binding form and procedure to be agreed upon in the applicable PSA requesting a specific amount of Product to be Manufactured in the Purchase Order. The Parties acknowledge that, with or without a Purchase Orders issued in advance, an invoice may be issued in accordance with this MSA, PSA, or applicable Decision Memo for Services, Raw Materials, handling fees and Equipment, and such invoices shall be processed and paid in accordance with Section 8.3.
4.10Product Purchase Commitment. As expressly set forth in a PSA, during the Term, the Parties may agree that Client will purchase a Product Purchase Commitment, subject however to any relief such as Clinical Exit or other relief mutually agreed upon by the Parties or otherwise set forth in each applicable PSA.

4.11Batch Failure during Manufacture
4.11.1If, during Manufacture of a Batch and prior to SBL’s release, Client and/or the Core Team determines that a Batch is Non-Conforming Product (a “Batch Failure”), SBL shall take Commercially Reasonable Efforts to promptly re-Manufacture and deliver to Client a replacement Batch on a date to be mutually agreed by the Parties, which Service Fees and associated costs/fees (as set forth in Section 8.1 below) shall be invoiced and paid for by the Client. The remedies contained in Section 4.11 of this MSA shall be [* * *] and a Batch Failure shall not constitute a material breach of this MSA or a PSA unless SBL fails to provide the remedies contained in this Section 4.11.
4.11.2The Parties shall conduct a root cause analysis of the Batch Failure, which shall be done through the deviation process under the requirements of the QAG and which result will be reviewed and confirmed by the JSC. If either the Core Team does not agree on the Batch Failure root cause, or the JSC does not agree on the results of the Core Team’s Batch Failure root cause analysis, the Parties shall refer to an independent mutually agreed-on laboratory or firm with international repute, acting as a neutral arbiter, to conduct a root cause analysis of the Batch Failure. The costs of the independent laboratory will be shared by the Parties equally; provided, however, that the Party that is determined to be incorrect as to the Batch Failure will be responsible for those reasonable costs and must reimburse the correct Party for its share of the reasonable costs incurred. The decision of the independent laboratory must be in writing and will be binding on the Parties.
4.11.3The PSA applicable to such Product Batch Failure shall set forth responsibility among the Parties of the following costs in the event of a Batch Failure: (1) the SBL Service Fee to Manufacture the failed Batch; (2) SBL’s costs to [* * *] plus applicable SBL [* * *]; (3) [* * *]; and (4) [* * *] which amount is to be calculated based on the actual costs of such materials as supported by reasonable documentary evidence (as opposed to the market value thereof)[* * *]. To the extent the Batch Failure is caused [* * *], SBL shall be responsible for (1) – (4) above, and in all other Batch Failure cases Client shall be responsible for (1) – (4) above. Any such cost responsibility shall be issued as a credit against future invoices by SBL or a refund to Client if the credit exceeds the value of future invoices. Notwithstanding anything to the contrary, SBL shall not be responsible in the event of Batch Failure for: (a) [* * *] and (b) [* * *].
4.11.4In the event that any of the foregoing procedures result in a Batch being delivered in a different year than the year in which the original Batch was ordered for delivery by Client, the Service Fee for such re-Manufactured Batch shall be the Service Fee in effect in the year in which such re-Manufactured Batch is actually delivered by SBL.
4.12Storage, Packaging and Delivery.
4.12.1Service Deliverables other than Products. Storage, packaging and delivery of the Service deliverables other than Products Manufactured and the Products Manufactured hereunder shall be made in accordance with the terms of this MSA, applicable PSA, applicable QAG and the Applicable Laws.
4.12.2Products.
(a)Release by SBL and Acceptance by Client.
(i)SBL shall perform all testing in accordance with the Specifications of the Product-in-process and the Product and release the Product in accordance with the terms of the applicable QAG. SBL may not release a Batch of Product if there is any outstanding deviations. Upon such release, SBL shall deliver to Client the Batch Related Documents, including a Certificate of Analysis and Certificate of Compliance, in accordance with the applicable QAG;

(ii)Acceptance of Product. Client will complete the Acceptance Procedure and determine the acceptability of such Product in accordance with the applicable QAG and notify SBL of the result within [* * *] days of Client’s receipt of the Batch Related Documents. Upon Client’s acceptance, SBL will have [* * *]; provided, however, the foregoing shall not [* * *]. If Client does not reject such Product within the [* * *] day period, the Product will be deemed to have been [* * *] accepted by Client and SBL will have [* * *]; provided, however, the foregoing shall not [* * *].
(iii)Non-Conforming. If, during the Acceptance Procedure, any Product is reasonably determined by Client as Non-Conforming Product, and SBL confirms such non-conformity, or such non-conformity is confirmed pursuant to Section 4.11.2, such non-conformity shall be treated as a Batch Failure, and the remedy set forth in Section 4.11 above shall apply to the Non-Conforming Product mutatis mutandis. Notwithstanding anything to the contrary, Client agrees to [* * *]. The remedies contained in this Section 4.12.2 shall be [* * *]; provided, however, the foregoing shall not [* * *].
(b)Delivery. Shipping conditions for the Product Manufactured hereunder shall be [* * *] (INCOTERMS 2020), unless otherwise agreed to in the applicable PSA. The title to Product hereunder shall be transferred from SBL to Client when [* * *]. The Parties further agree as follows:
(i)After SBL’s release of the Product and prior to each pick-up by Client or Client’s designated carrier, SBL shall propose to Client a delivery schedule of the Product, in order for the Parties to agree on it in advance for each pick-up. SBL shall schedule Delivery with the carrier selected and paid for by Client;
(ii)SBL shall not deliver the Product until it has been instructed to by Client in accordance with the applicable QAG. Client shall confirm specific delivery instructions with SBL prior to SBL’s release. Upon SBL’s release of Product, SBL shall store the Manufactured Product as described in Section 4.12.2(c) and Client shall compensate SBL for storage costs for the Manufactured Product as set forth in the applicable PSA;
(iii)SBL shall provide Client with invoice, packing lists, supporting export documents as specified by Client by separate delivery and shipment documentation instructions, together with each shipment of the Product (or such other deliverables); and
(iv)In cooperation with Client and subject to the delivery schedule agreed by the Parties, SBL shall adhere to[* * *] in shipping all released Product..
(c)Storage, Packaging and Shipping Container.
(i)Pursuant to the terms of this MSA and any applicable PSA and QAG, and subject to the availability of space and storage conditions, SBL shall adequately store the Products Manufactured hereunder.

(ii)SBL shall store, package, label and prepare shipment according to the Specifications for the Product Manufactured hereunder, the applicable QAG and the SOPs, and using storage and/or shipping containers determined in the applicable PSA.
(iii)If Client does not direct SBL to prepare Manufactured Product to be picked up by Client or Client’s designated carrier with a pick-up date within [* * *]days of Client’s receipt of the Batch Related Documents, SBL shall store the Product at the Warehouse, subject to the availability of space and storage conditions, and Client shall pay storage fees to SBL as set forth in Section 8.1 for the period of storage at the Warehouse until the actual delivery date; provided however that under no circumstances shall the period of storage in the Warehouse exceed [* * *] days. SBL shall be responsible for risk of loss and damage to Manufactured Product in the event of [* * *].
5.CHANGES TO THE SPECIFICATIONS, ANALYTICAL METHODS, MANUFACTURING PROCESS, FACILITY OR EQUIPMENT
5.1Approval for Change. Change shall be implemented only with mutual agreement between the Parties acting reasonably and in good faith and in accordance with the applicable QAG.
5.2Changes Required by cGMP, Regulatory Authorities or Requested by Client. Except as otherwise expressly set forth to the contrary in the applicable QAG, in the event that cGMP, a Regulatory Authority, Applicable Law, or any other regulatory or legal authority requires, or Client requests, a Change, SBL shall accommodate such requirements or requests, subject to the following:
(a)Client shall promptly notify SBL in writing of the required and/or requested Change(s), and provide information necessary for SBL to evaluate the effect of such Change(s), and SBL shall promptly advise Client as to any (i) additional equipment required, modifications to the Facility or equipment, and/or additional equipment and the Facility qualification and validation requirements; (ii) Manufacturing Process development, transfer, scale-up, testing, qualification, or validation requirements; (iii) regulatory requirements pursuant to such Changes; (iv) changes to the Manufacturing scheduling and/or Product delivery schedule; and (v) other impacts on the Facility or SBL’s ability to manufacture products (including the Products) in the Facility, if any, which may result from such Change(s). The notification and formal approval procedure of such Changes shall be in accordance with the applicable QAG (i.e., change control procedures) (if applicable). The Parties shall meet in a timely manner to identify and discuss such Changes as appropriate;
(b)Prior to implementation of any such Change(s), SBL shall provide Client with an Implementation Plan and Budget. Following review and approval by Client of such Implementation Plan and Budget, subject to the Core Team’s approval and agreement followed by the Parties’ written agreement pursuant to Section 16.9 (if applicable), SBL shall commence implementation of such Change(s);
(c)During any such implementation, SBL shall provide Client with regular updates on the progress of implementation. Subject to any timeframe imposed by Applicable Law, SBL shall exercise Commercially Reasonable Efforts to implement the Change according to the Implementation Plan and Budget’s target completion date. SBL shall provide written notice to Client if SBL becomes aware of any cause which may create delay with the implementation of Changes. Following any such notice, both Parties shall discuss an amendment of Implementation Plan and Budget; and
(d)Upon the approval of the Implementation Plan and Budget for Change(s), both Parties shall negotiate in good faith to determine the allocation of the costs incurred by SBL for the implementation of any such Change(s) between the Parties, in accordance with the following principles:

(i)the costs for the [* * *], shall be borne by SBL, provided that where the Change relates [* * *] shall be borne by Client [* * *], respectively;
(ii)the costs for the Changes other than (i) above, and [* * *] shall be borne by Client; and
(iii)the costs for the Changes other than (i) and (ii) above shall be discussed in good faith by the Parties to achieve equitable allocation of costs.
6.REGULATORY APPROVALS AND INSPECTIONS.
6.1Regulatory Approvals. To the extent applicable, SBL shall provide reasonable assistance and cooperation in order for Client to obtain and maintain the Regulatory Approvals. The costs and fees associated with such assistance and cooperation, to the extent not detailed in the MSA or PSA shall be borne by Client. As specified in the applicable PSA, the Parties shall discuss and agree on which Regulatory Approvals are to be obtained.
6.2Regulatory Approvals for the Facility. To the extent applicable, SBL shall obtain and maintain all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity (other than the Regulatory Approvals, which will be obtained or maintained by Client) that are required to Manufacture the Product at the Facility and perform the Services.
6.3Regulatory Support Activities. Any regulatory support activities (including Pre-Approval Inspections) required and agreed to by Client to support Regulatory Approval of the Product from the Facility shall be performed and supported by SBL as reasonably requested by Client. All such regulatory support activities are excluded from the price of Process Validation Batches, shall be approved by the Client in advance, and shall be paid for by the Client at the price set out in the applicable PSA. SBL shall notify Client according to the applicable QAG provisions of any contacts or inquiries by the Regulatory Authorities, including inspections, Pre-Approval Inspections, sample requests, and written correspondence and its result, related to the Product.
6.4Regulatory Inspections. SBL shall notify Client within a time period set by the QAG if an authorized agent of any Regulatory Authority (a) plans to visit the Facility, or (b) makes an inquiry, each case (a) and (b), relating directly and specifically to the Manufacturing of the Products (e.g. Pre-Approval Inspection). With respect to a visit described in the first sentence of this Section 6.4, Client shall have the right to be present at any visit and shall have the right to review in advance and comment on any response to the communication or investigation submitted by SBL for any response arising therefrom. SBL shall cooperate fully with such Regulatory Authority and with Client in providing the information needed for any such communication. SBL shall provide to Client copies of any Form 483 or equivalent document delivered by a Regulatory Authority to SBL as a result of any visit related to the Services, including any finding or other action relating to the underlying quality system used by SBL in the Manufacturing of Products.
7.QUALITY COMPLIANCE
7.1Quality Agreement. Both Parties shall adhere to the provisions of the applicable QAG and the Parties agree that all elements of quality assurance, quality control and the like shall be governed by the terms and conditions of the applicable QAG. In the event of a conflict between a Quality Agreement and either any provision of this MSA or any PSA, the MSA or PSA shall control except with respect to matters directly and specifically related to Product quality or regulatory requirements, in which case, the Quality Agreement will control.
7.2Records & Audit.

7.2.1Audit by Client. Upon Client’s request, but no more than [* * *], SBL shall accept a formal audit of the Facility, QC laboratories and, if necessary, the Warehouse, by Client and allow Client to inspect the Facility, QC laboratories and, if necessary, the Warehouse, and Manufacture of the Product during provision of the Services solely to ascertain compliance by SBL with the terms of this MSA or any applicable PSA (a “Standard Audit”); provided, however that in the event Client uses a designee, SBL must [* * *]. SBL shall be reimbursed for its reasonable costs for audits beyond Standard Audits and For Cause Audits (as defined below). SBL will make Commercially Reasonable Efforts to require vendors or subcontractor to accept an audit of their facilities by Client upon similar notice as described in Section 7.2.2 below and in the QAG. In addition to Standard Audits, upon notice as described in Section 7.2.2. below, Client may request a “for cause” audit due to [* * *] (a “For Cause Audit”). Upon receiving Client’s request for For Cause Audit, SBL shall schedule such an audit to be conducted within [* * *] days of receiving such a request.
7.2.2Audit Notice. Client shall provide SBL with a written notice of a Standard Audit at least [* * *] prior to the initiation of the Standard Audit of the Facility and, if necessary the Warehouse, set forth in Section 7.2, which shall be conducted on a mutually agreeable date and time, and with [* * *]. Notwithstanding the foregoing, for For Cause Audits, the foregoing sentence shall not apply and Client may conduct such audit or visit by providing SBL with a prior notice by email. Access to SBL’s facilities shall be coordinated with SBL so as to minimize disruption to SBL’s ability to perform services for its other clients. Client representatives must comply with all of SBL’s cGMP, confidentiality and security procedures and protocols during such observations, consultations, and inspections. SBL shall at all times cooperate and provide all the necessary documents reasonably required by Client during such audit; provided that, to the extent necessary, SBL may redact or withhold documents to protect the confidential information of its other clients. Client shall be solely responsible for any costs and liability caused by Client’s or its representatives’ failure to comply with SBL’s security, safety or confidentiality procedures that are communicated to Client before or during such audit or that Client or its employees know or should know are generally expected to be complied with in such audit.
8.CONSIDERATION AND PAYMENT TERMS
8.1Consideration. In consideration for SBL’s performance of the Service and other obligations undertaken by SBL pursuant to a PSA, Client shall pay SBL (i) the Service Fees as set forth in the applicable PSA; (ii) a handling surcharge of [* * *]Raw Materials paid by SBL (including but not limited to Taxes); (iii) a handling surcharge of [* * *](which shall be based on the actual costs of such materials as supported by reasonable documentary evidence as opposed to the market value thereof and which include Taxes); and (iv)[* * *].
8.2Invoices.
8.2.1Service Fee of the Project Stages and Batches. The Service Fees for any Batches including but not limited to Engineering Batch, Process Validation Batch, PAI Batch, Batches for Commercial Products shall be invoiced [* * *]. All other Service Fees shall be invoiced [* * *]. SBL’s invoices pursuant to this MSA shall be electronic, unless otherwise agreed by the Parties.
8.2.2Raw Materials. With respect to the Raw Materials, SBL shall submit invoices to Client for the applicable Raw Materials cost (including any safety stock) as set forth according to Section 8.1 as follows. SBL shall submit an invoice to Client (i) for the cost of Critical Raw Materials, and Customized or Dedicated Raw Materials upon receipt of the invoice from vendors/suppliers; and (ii) for the cost of Other Raw Materials used upon [* * *] as applicable. In each case, for all Raw Materials, SBL shall prepare a billing summary detailing the Raw Materials used and send the same to Client in accordance with Section 8.2.5. Within [* * *] of receiving the billing summary for Raw Materials from SBL, Client shall either (1) accept and issue a purchase order for the Raw Material in accordance with the billing summary or (2) reject the billing summary based on reasonable grounds, in which case SBL shall promptly re-issue the billing summary. Client’s failure to accept or reject a billing summary within the [* * *] week period shall be deemed an acceptance of the billing summary, and SBL will issue the corresponding invoice with or without a previously issued purchase order from Client.

8.2.3Client Materials. With respect to the Client Materials, which shall be supplied by Client to SBL at [* * *] during SBL’s performance of the Service, SBL shall submit an invoice to Client in an amount as set forth in Section 8.1 [* * *].
8.2.4Equipment. With respect to Equipment, SBL shall submit an invoice to Client subject to Section 4.4 upon receipt of the relevant invoice from equipment vendor/supplier.
8.2.5Disclosure of Original Invoices. For any Raw Materials or Equipment purchased from third party vendors, Client agrees and acknowledges that SBL shall be under no obligation to disclose the original invoice or any confidential information therein from the vendors due to its confidentiality obligation with such vendors, and that not furnishing such documents shall not constitute a valid ground for rejecting SBL’s billing summary or invoice. Client may, however, request a third party audit at Client’s expense upon [* * *], and confirm through the auditor the sole issue of whether there is any discrepancy or inaccuracy between the vendor’s invoices and SBL’s billing summary or invoice (without the auditor disclosing any confidential information of the vendor to Client). Should a discrepancy or inaccuracy be found through such an audit, SBL shall be responsible for the costs of such an audit and promptly re-issue the invoice with the correct amount and/or reimburse the amount paid in excess of the correct amount.
8.3Payment.
8.3.1Mode of Payment; Foreign Exchange. All payments to SBL due under the MSA or any applicable PSA that are not disputed in good faith or based on reasonably justifiable grounds shall be made in US$ within [* * *] days from the receipt of SBL’s invoice in US$ by means of telegraphic transfer to the account with the bank designated by SBL in the applicable invoice without any deduction, deferment, set-off or lien. If Client disputes any portion of an invoice, then Client shall so notify SBL prior to the payment due date and shall pay the undisputed amounts as set forth above in the preceding sentence and the Parties shall use good faith efforts to reconcile the disputed amounts as soon as practicable. For the purpose of computing payment amounts incurred by SBL in a currency other than US$, such currency shall be converted into US$ using the Standard Rate published by the [* * *] at the opening of business on such invoice date.
8.3.2Taxes. All prices and charges are exclusive of any Taxes, which shall be paid by Client. For the avoidance of doubt, the foregoing shall not include any taxes imposed on the income or profit of SBL levied on any payment to be made by Client to SBL, each of which shall be solely borne by SBL. Client shall pay or reimburse SBL for all Taxes in connection with the purchase, sale, storage, importation or exportation of any Raw Materials, Client Materials, Batches, or Product or the provision of Services, except to the extent such Taxes are recoverable by or refundable to SBL. SBL agrees to use Commercially Reasonable Efforts to assist Client in claiming exemption under double taxation or similar agreement or treaty from time to time in force to obtain a refund of any customs duties, value added taxes, and other taxes payable by SBL.
8.3.3Price Adjustments. Unless otherwise expressly set forth in the applicable PSA, the Service Fees as set forth in the applicable PSA, shall be adjusted annually on [* * *] of each year during the Term, effective immediately, by the lower of (i) the [* * *]or (ii) [* * *]. The relevant date for price adjustment under this Section shall be the issue date of SBL’s invoice.

8.3.4Default Interest. Any amount that is (a) not disputed in good faith or based on reasonably justifiable grounds, and (b) not paid by a Party to the other when due under the MSA or any PSA shall bear default interest at the rate of [* * *] per annum on a pro rata basis from the day following the due date until paid in full. In the event there is such an amount which is invoiced by SBL, but not paid by Client for more than [* * *] months after the due date, such event shall be considered a material breach of the relevant PSA.
9.CONFIDENTIALITY
9.1Confidential Information. Both Parties agree to maintain the Disclosing Party’s Confidential Information in confidence and not to disclose the Disclosing Party’s Confidential Information, in whole or in part, to any third party, and not use the Disclosing Party’s Confidential Information for any purpose other than performing the obligations under the MSA, QAG, or applicable PSA. The Receiving Party recognizes the proprietary nature of the Disclosing Party’s Confidential Information and agrees that no right, title, ownership, license, or interest of any character in the Disclosing Party’s Confidential Information other than as specifically granted herein, is conveyed or transferred to the Receiving Party. Each Party shall guard such Confidential Information using the same degree of care as it normally uses to guard its own confidential or proprietary information of like importance, but in any event no less than reasonable care. The Receiving Party shall limit disclosure of the Disclosing Party’s Confidential Information to its and its Affiliates’ directors, officers, employees, consultants and agents (“Representatives”) only on a need-to-know basis, provided that, the Receiving Party shall undertake procedures such that each of its Representatives to whom the Disclosing Party’s Confidential Information is disclosed has signed a confidentiality agreement containing, or is otherwise bound by, confidentiality obligations at least as restrictive as those in this MSA
9.2Exceptions. Notwithstanding Section 9.1 above, Confidential Information shall not include the information, which as evidenced by written records: (a) was at the time of disclosure by the Disclosing Party hereunder publicly known or available; (b) after disclosure by the Disclosing Party hereunder, became publicly known or available by publication or otherwise, other than by an unauthorized act or omission by the Receiving Party; (c) was in the possession of the Receiving Party without confidentiality restriction at the time of the disclosure by the Disclosing Party hereunder; (d) was lawfully received from any third party having the lawful right to make such disclosure, without obligation of confidentiality; or (e) was independently developed by the Receiving Party’s directors, officers or employees without reference to the Confidential Information, as demonstrated by records contemporaneous with such development.
9.3Authorized Disclosures. Disclosure is permitted in the event that (a) the Disclosing Party’s Confidential Information is reasonably required to obtain or maintain any Regulatory Approvals for the Products in any or all jurisdictions or (b) the Disclosing Party needs to disclose such Confidential Information to comply with Applicable Law; provided that such Receiving Party shall exercise its Commercially Reasonable Efforts to limit disclosure of the Disclosing Party’s Confidential Information to that which is necessary for compliance and to otherwise maintain the confidentiality of the Confidential Information.
9.4Survival of confidential obligations. The confidential obligations of the Receiving Party shall survive for a period of [* * *] years from the expiration or termination of this MSA.
9.5Return of the Confidential Information. All written, printed or other tangible Confidential Information of the Disclosing Party disclosed under the MSA, and all copies thereof shall be returned to the Disclosing Party (or destroyed at the Disclosing Party’s request) by the Receiving Party within [* * *] days from the written request by the Disclosing Party. All Confidential Information disclosed electronically shall be completely deleted and destroyed by the Receiving Party within [* * *] days from the written request by the Disclosing Party. Notwithstanding the foregoing, (i) digital backup files automatically generated by the Receiving Party’s customary electronic data processing system may be retained and properly stored as confidential files for the sole purpose of backup and will be deleted in accordance with the Receiving Party’s retention policy, and (ii) a single copy of the Confidential Information may be retained in the secured files of the Receiving Party for the sole purpose of determining the scope of obligations incurred by it under the MSA provided that the Receiving Party shall keep such Confidential Information in confidence and will use the Confidential Information solely to comply with the terms of the MSA as well as Applicable Laws.

10.OWNERSHIP OF MATERIALS AND INTELLECTUAL PROPERTY
10.1Background Intellectual Property. It is acknowledged that each Party owns or controls Background IP and nothing in this MSA shall affect such rights in Background IP. Client hereby grants SBL a non-transferrable, royalty-free, irrevocable, sublicensable (to the extent necessary to conduct the Services) and fully-paid-up right and license to use Client’s Confidential Information and Intellectual Property during the Term for the sole purposes of performing the Services in accordance with this MSA. Except as otherwise provided herein, the Parties shall not acquire any right, title, or interest in any Background IP of the other Party. The Parties acknowledge and agree that (a) nothing herein shall impact the ownership of Intellectual Property developed or arising under the Master Development Services Agreement between SBL and IMVT Corporation (formerly known as Immunovant, Inc.) dated December 18, 2018 (the “MDSA”), and such Intellectual Property shall continue to be governed by, and subject to, the MDSA and (b) Product IP (as defined in the MDSA) shall be considered Client’s Background IP under this MSA.
10.2Inventions.
10.2.1Client Invention. SBL shall notify Client of any Client Invention(s) immediately after such conception and reduction to practice, and shall take all reasonable measures so that Client would have the sole and exclusive ownership of any and all Client Invention. Without limiting the generality of the foregoing, SBL shall and hereby does assign all right, title, and interest in and to all Client Inventions to Client. Client may use any Client Invention for any purpose, including filing patent application and SBL shall provide reasonable cooperation to Client at the expense of Client as to all reasonable out-of-pocket expenses incurred by SBL.
10.2.2SBL Invention. SBL Invention shall be the property of SBL and shall not be deemed to be Client Invention or joint invention for the purposes of the MSA: provided, however, that SBL grants to Client a worldwide, irrevocable, non-transferable (except to permitted assignees under this MSA), sublicensable (with a prior written by SBL not to be unreasonably withheld, conditioned, or delayed), royalty-free and fully-paid-up right and license under such SBL Invention to make, use, sell, offer to sell, export and import and otherwise exploit the Product to the extent such SBL Invention is incorporated into the Product or its manufacture.
11.WARRANTIES.
11.1The Parties General Warranties. Each Party warrants and represents that: (i) it has the corporate power and authority to enter into this MSA and has taken all necessary action on its part required to authorize the execution, delivery and performance of this MSA; (ii) it is aware of no legal, contractual or other restriction, limitation or condition that might adversely affect its ability to enter into this MSA and perform its obligations hereunder and it will not, during the Term, agree to any legal, contractual or other restriction, limitation or condition that might adversely affect its ability to perform its obligations hereunder; (iii) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated; (iv) this MSA (a) has been duly executed and delivered by a duly authorized representative of it, and (b) is the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally; and (v) the execution, delivery and performance of this MSA by it does not and will not (a) violate any Applicable Laws applicable to it, or (b) violate or conflict with any provision of its Articles of Incorporation or By-laws or other organizational documents.

11.2Client’s Warranties. Client represents and warrants to SBL that as of the Effective Date of the MSA and during the Term: (a) the formulation, composition, use, distribution, marketing, or sale of the Product shall comply with all Applicable Laws and that, during the Term, Client will perform all obligations and take other necessary actions to be in compliance with such requirements, Applicable Laws, rules and regulations, including applicable cGMPs; (b) Client will comply with all Applicable Laws, and that it will keep SBL informed of any information known to Client which would affect SBL’s provision of the Service hereunder; (c) all Client Technology, Client Materials, and Cell Line provided to SBL by or on behalf of Client will be [* * *]; and (d) to the best of its knowledge, SBL’s use of the Client Materials, Manufacturing Process, and Client Technology [* * *] will not infringe any third party’s Intellectual Property rights.
11.3SBL’s Warranties. SBL represents and warrants that:
11.3.1As of the Effective Date and during the Term, (i) SBL is the lawful owner, lessee, operator, or licensee of the Facility, equipment, machinery, as well as permissions required, to enable SBL to perform its obligations under this MSA, and (ii) to the best of SBL’s knowledge, none of the SBL Inventions or SBL Background IP infringes any third party Intellectual Property Right.
11.3.2All Product Batches, at the time of delivery to Client’s designated carrier, shall (a) be Manufactured, packaged, handled and stored in compliance with the requirements of cGMPs (except for Pilot Batches and Engineering Batches which are not meant to be Manufactured under cGMP), the applicable PSA, the QAG, and all Applicable Laws; (b) comply with the [* * *]; and (c) be transferred free and clear of any liens, claims or encumbrances of any kind.
11.3.3It will assign to the performance of Services, professional personnel qualified to perform the activities set forth in a PSA and otherwise in connection with this MSA in a manner consistent with the technical requirements of such PSA.
11.3.4Neither SBL nor any person employed or used by SBL has been debarred under § 306(a) or§ 306(b) of the Federal Food, Drug and Cosmetic Act (codified at 21 U.S.C. § 335(a) and (b)) and that no debarred person will in the future be employed or used by SBL to perform any Services or any other activities in connection with this MSA. Neither SBL nor any person employed or used by SBL has a conviction on their record for which a person can be debarred as described in§ 306(a) or § 306(b) of the Federal Food, Drug and Cosmetic Act. SBL further represents and warrants that should SBL or any person employed by SBL be convicted in the future, of any act for which a person can be debarred as described in§ 306(a) or§ 306(b) of the Federal Food, Drug and Cosmetic Act, SBL shall immediately notify of such conviction.
11.3.5Each Certificate of Analysis will accurately reflect the results of the tests conducted on the Batch of Product to which it relates, each Certificate of Compliance will be accurate and true, and the Batch Records will accurately reflect in all material respects the processes and procedures followed by SBL in Manufacturing the applicable Product.
11.3.6It will not transfer to any third party any Client Materials or Products Manufactured for Client, other than (i) for the purpose of tests at any testing lab as permitted under this MSA, including Sections 4.6.3 and 4.7.3, (ii) to a designee of Client, or (iii) to any subcontractor in accordance with Section 3.4.
11.3.7It has obtained (or will obtain prior to Manufacturing Product), and will remain in compliance with during the Term, all permits, licenses, and other authorizations which are required under Applicable Laws for its performance of this MSA.
11.4No Other Warranties. THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS MSA ARE EXPRESSLY IN LIEU OF AND EXCLUDE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED (ARISING BY OPERATION OF LAW OR OTHERWISE), INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EVEN IF THAT PURPOSE IS KNOWN.

12.INDEMNIFICATION AND INSURANCE
12.1Indemnification by SBL. SBL shall indemnify and hold harmless Client, its Affiliates, and their officers, directors, employees or agents from and against any Damages arising or resulting from any third party (which shall exclude Client Affiliates) claims to the extent such Damages are relating to, arising out of, in connection with, or resulting from claims, demands, or actions based upon [* * *], except to the extent that such Damages are caused by the causes as set forth in Section 12.2 for which Client is obliged to indemnify.
12.2Indemnification by Client. Client shall indemnify and hold harmless SBL, its Affiliates, and their officers, directors, employees or agents from and against any Damages arising or resulting from any third party (which shall exclude SBL Affiliates) claims to the extent such Damages are relating to, arising out of, in connection with, or resulting from claims, demands or actions based upon (i) gross negligence or willful misconduct of Client or its officers, directors, employees or agents, (ii) any product liability claims related to manufacture, sale, or distribution of Products that have been accepted by Client under Section 4.12.2, or (iii) any claim that [* * *] pursuant to the MSA or any PSA (including but not limited to use of the Client Materials, Manufacturing Process and Client Technology, [* * *]) infringes any third party’s Intellectual Property rights (excluding any infringement based upon any SBL Inventions or SBL Background IP); in each case (i), (ii) and (iii) except to the extent that such Damages are caused by the causes as set forth in Section 12.1 for which SBL is obliged to indemnify.
12.3Indemnification Procedure. The foregoing indemnification by SBL or Client shall be conditioned, if and to the extent Damages are based on or related to a third party claim, upon a Party who intends to claim indemnification under Sections 12.1 and 12.2 (the “Indemnified Party”) (i) providing written notice to the other Party (“Indemnifying Party”) within [* * *] days after the Indemnified Party have been given written notice of such third party claim, provided that absence or delay of such prior written notice will not relieve the Indemnifying Party of its obligation to indemnify except to the extent such absence or delay materially prejudices the Indemnifying Party’s ability to defend the third party claim; (ii) permitting the Indemnifying Party, upon timely notice by the Indemnified Party, the opportunity to assume full responsibility (at the Indemnifying Party’s cost and expense) for the investigation and defense of any such claim with counsel reasonably satisfactory to the Indemnified Party, provided, however, that the Indemnifying Party shall keep the Indemnified Party informed as to the progress of the defense of any claim and that the Indemnified Party shall cooperate in such defense and shall make available all records, materials and witness reasonably requested by the Indemnifying Party in connection therewith; and (iii) not settling or compromising any such claim without the Indemnifying Party’s prior written consent, with such consent not to be unreasonably denied, withheld or conditioned.
12.4Insurance. Both Parties shall obtain and maintain insurance coverage (whether through purchasing policies, self-insurance, or a combination of both) appropriate to cover their respective liabilities under this MSA, which level of coverage shall be reasonably similar to that of a company in such Party’s industry of similar size and activity.
13.DISCLAIMER OF CONSEQUENTIAL DAMAGES; LIMITATION OF LIABILITY
13.1Disclaimer of Consequential Damages. NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES OF ANY TYPE OR NATURE, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUES.

13.2Limitation of Liability. Except as set forth in Section 13.3, each Party agrees that the other Party’s aggregate total liability in respect of any Damages arising under or in connection with this MSA or a PSA (whether in contract, tort, negligence, or otherwise however arising) shall be capped at an amount equal to (i) [* * *], and (ii) [* * *].
13.3Exclusions from Limitation of Liability. Notwithstanding anything contained herein to the contrary, on a claim-by-claim basis, each Party’s liability to the other Party for (i) indemnification obligations under Section 12, (ii) [* * *], or (iii) breach of its confidentiality obligations under Section, shall be capped at an amount equal to (x) [* * *], and (y) [* * *].
14.TERM AND TERMINATION OF AGREEMENT
14.1Term. This MSA will become effective as of the Effective Date and will be in effect for as long as a PSA is in effect. Each PSA will have its own initial term as stated therein and shall automatically renew for successive terms of [* * *] years each unless either Party gives written notice to the other Party of its intention to terminate the Product Service Agreement at least [* * *] months prior to the end of the then current PSA term.
14.2Termination. This MSA or a PSA may be earlier terminated as set forth in this Section 14.2.
14.2.1Material Breach. A Party may terminate any PSA for a material breach by the other Party; provided, however, that the non-breaching Party shall give the breaching Party written notice of such breach and if the breaching Party fails to commence Commercially Reasonable Efforts to cure that breach within [* * *] days after receipt of such written notice, then the non-breaching Party may terminate the PSA on [* * *] days written notice after expiration of such [* * *] day period. This MSA shall terminate if all effective PSAs are terminated.
14.2.2Insolvency. This MSA may be terminated by either Party upon written notice at any time during the MSA if the other Party: (a) files in any court pursuant to any statute a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such Party, or of its assets; (b) proposes a written agreement of composition for extension of its debts; (c) is served with an involuntary petition against it, filed in any insolvency proceeding which is admitted in the court; or (d) makes an assignment for the benefit of its creditors. The Party affected shall immediately notify the other Party in writing of the occurrence of any of the foregoing events.
14.2.3Force Majeure. Either Party may terminate a PSA if a Party is unable to perform its obligations pursuant to a PSA in the event of a Force Majeure Event in accordance with Section 16.3.
14.2.4Other Specified Events. The Parties may additionally terminate a PSA as set forth in the applicable PSA.
14.2.5Clinical Exit. Client may have an option to terminate a PSA based on Clinical Exit if such an option is expressly provided in such PSA.
14.3Effect of Expiration or Termination.

14.3.1Payment of Amounts Due. Expiration or termination of the MSA or PSA for any reason shall not exempt either Party from paying to the other Party any amounts owing at the time of such expiration or termination.
14.3.2Survival. Any termination or expiration of this MSA shall not affect any outstanding obligations due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the Parties may have under this MSA. For greater certainty, except as otherwise expressly provided, termination or expiration of this MSA, irrespective of the cause, shall not affect any rights or obligations which, from the context thereof, are intended to survive termination or expiration of this MSA, including but not limited to Sections 8, 9, 10, 11, 12, 13, 14, 15, and 16.
14.3.3Effect of Termination. Upon termination of a PSA for any reason, SBL shall cease and refrain from the Services described in any applicable PSA (including the Manufacturing and supplying the Product) for Client unless otherwise provided in this Section 14.3.3, and both Parties shall pursue decommissioning activities as set forth hereunder:
(a)Settlement of Payment. SBL shall be compensated no later than [* * *] days after a termination for:
(i)all undisputed Service Fees incurred up to the date of termination including the undisputed Service Fees for completing the Manufacture of Product-in-process, subject however to Section 14.3.3(b) below;
(ii)all costs incurred through the date of termination, including the costs of procuring Raw Materials used or purchased for use in connection with Services; and
(iii)any unreimbursed procurement fee of additional equipment that SBL has purchased on behalf of Client pursuant to Section 4.4.
(b)Delivery. Unless [* * *] , SBL shall continue Manufacturing Product-in-process as of the date of termination and deliver the fully manufactured Product to Client in accordance with the schedule then agreed upon by the Parties. As soon as practically possible after the termination and provided that [* * *], SBL shall deliver to Client and Client shall accept (1) any Raw Material purchased for use in connection with Services, (2) any Client Material then in possession of SBL; provided however that the Parties may mutually agree instead to destroy or discard such Raw Material or Client Material, in which case SBL shall promptly destroy or dispose of the same without making any further use of such materials. Any costs incurred in connection with such a delivery or destruction, as the case may be, shall be borne by the Party responsible for termination in accordance with (c) and (d) below; provided that, for all other cases, the Parties shall negotiate in good faith the allocation of all such costs and expenses.
(c)Termination by SBL pursuant to Sections 14.2.1 or 14.2.2. In the event of termination by SBL pursuant to Section 14.2.1 or Section 14.2.2, the outstanding binding obligations to purchase Product as of the date of termination shall survive termination of such PSA, including but not limited to a Firm Period, Binding Forecast, Purchase Order, and Product Purchase Commitment, and the Client shall be responsible for the costs incurred in connection with delivery or disposal of Raw Materials, Client Material, or equipment during decommissioning activities.
(d)Termination by Client pursuant to Sections 14.2.1 14.2.2 or 14.2.5. In the event of termination by Client pursuant to Section 14.2.1 or Section 14.2.2 or Section 14.2.5, Client shall be released from any outstanding binding obligations to purchase Product as of the date of termination including but not limited to any obligation pursuant to a Firm Period, Binding Forecast, Purchase Order, and Product Purchase Commitment, except the decommissioning activities set forth in this Section 14.3.3 of the MSA which shall be binding on both Parties.

(e)Termination by either Party based on Section 14.2.3. Both Parties shall negotiate in good faith and based on industry standards for the handling and delivery of the fully Manufactured Product, Product-in-process, Client Materials, and Raw Materials and the allocation of costs and expenses between the Parties.
14.3.4Effect of Expiration. Upon expiration of a PSA at the end of the Term or any renewed Term, SBL shall cease and refrain from the Services described in any applicable PSA (including the Manufacturing and supplying the Product), and Section 14.3.3 above shall apply mutatis mutandis, and both Parties shall negotiate in good faith the allocation of related costs and expenses for such decommissioning activities.
15.ARBITRATION
15.1Informal Discussions. Except as otherwise provided herein, in the event of any controversy or claim arising out of or relating to this MSA, or the rights or obligations of the Parties hereunder, the Parties shall first try to settle their differences amicably between themselves through the Core Team and then JSC level. Thereafter, either Party may initiate informal dispute resolution on the Executive level by sending written notice of the dispute to the other Party, and within [* * *] days after such notice appropriate Executives of the Parties shall attempt resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter within the said [* * *] days, either Party may refer the matter by written notice to the Chief Executive Officer of the other Party, or his/her designee, and the Chief Executive Officer of such Party, for discussion and resolution. If such individuals or their designees are unable to resolve such dispute within [* * *] days of such written notice, either Party may initiate arbitration proceedings in accordance with the provisions of this Article 15.
15.2Arbitration. If the Parties do not fully settle a dispute pursuant to Section 15.1, and a Party wishes to pursue the matter, each such dispute, controversy or claim shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the International Chamber of Commerce (“ICC”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof to enforce the arbitration award. The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business, and within [* * *] days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within [* * *] days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICC. The place of arbitration shall be New York, New York, United States and all proceedings and communications shall be in English. Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this MSA, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s direct compensatory damages, and in all cases, any decision or determination by the arbitrators shall comply with Article 14, as applicable. The Parties agree that, in the event of a good faith dispute over the nature or quality of performance under this MSA, neither Party may terminate this MSA until final resolution of the dispute through arbitration or other judicial determination.
15.3Costs and Fees. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators. Absent the filing of an application to correct or vacate the arbitration award as permitted by Applicable Law, each Party shall fully perform and satisfy the arbitration award within [* * *]days after the service of the award on such Party.
16.MISCELLANEOUS
16.1Notices. Any notice required or permitted under the MSA shall be in writing with duly authorized signature and made to the following addresses:

If to Client:
Immunovant Sciences GmbH
Viaduktstrasse 8
4051 Basel, Switzerland
Attention: Legal Department
With a copy to:
Immunovant, Inc.
320 West 37th Street, 6th Floor
New York, NY 10018
Attention: Legal Department
If to SBL:
Samsung Biologics Co., Ltd.
300, Songdo bio-daero, Yeonsu-gu
Incheon 21987, South Korea
Attention: SBL Legal Team
Either Party may change its designated address by notice to the other Party in the manner provided in this Section 16.1.
Any notice shall be deemed to have been delivered on the date of delivery if delivered personally, or on the third day after being delivered by a national or internationally recognized overnight or two-day courier service, or on the fifth day of posting if sent by registered or certified mail with return receipt requested and postage prepaid.
16.2Governing Law. This MSA shall be construed and interpreted in accordance with the laws of State of New York, United States and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by the MSA.
16.3Effect of Force Majeure Event. A Party shall be excused from performing its obligations under this MSA if its performance is delayed or prevented by a Force Majeure Event; provided that such performance shall be excused only to the extent of and during such disability and the Affected Party shall use Commercially Reasonable Efforts to resume performance as soon as reasonably practicable and minimize the loss or inconvenience suffered by the Parties.
Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable fully to perform its obligations under the MSA. Any time specified for completion of performance in PSA and falling during or subsequent to the occurrence of any or all such events shall be automatically extended for a commercially reasonable period of time to enable the Affected Party to recover from such disability. If a condition constituting Force Majeure Event as defined herein exists for more than [* * *] consecutive days, the Parties shall negotiate a mutually satisfactory solution to the problem, if practicable, including termination of this MSA or the impacted PSA(s) upon [* * *] consecutive days, written notice from the failure of reaching a mutually satisfactory solution to the Force Majeure Event, or the use of a third party to fulfill the obligations hereunder of the party invoking Force Majeure Event, at the expense of the party invoking Force Majeure Event.
16.4Assignment.

16.4.1This MSA and all rights and obligations hereunder may not be Assigned or transferred by either Party, by operation of law or otherwise, without the express prior written consent of the other Party, which shall not be unreasonably withheld; provided that Client may assign this MSA to an Affiliate or in connection with the sale of substantially all of the assets related to the Products. For clarity, withholding consent in the event of the potential assignee’s refusal to agree in writing to assume all rights and obligations under this MSA or a PSA shall not be deemed unreasonable. Any attempted Assignment in violation of this Section shall be deemed null and void for all purposes.
16.4.2In the event of an Assignment, the Party Assigning this MSA or all rights and obligations hereunder shall be responsible for any and all additional costs and expenses incurred as a result of such an Assignment, including but not limited to any additional Services that need to be performed by SBL.
16.5No Grant of License. Nothing in the MSA shall affect, or grant any right to, patents, know-how or other Intellectual Property owned by either Party prior to the commencement of the MSA unless otherwise expressly provided in the MSA.
16.6No Right to Use Names. Except as expressly provided herein, no right, expressed or implied, is granted by the MSA to use in any manner the name of either of the Parties or any other trade name, symbol, logo or trademark of the other Party in connection with the performance of the MSA, without the prior written consent of the other Party.
16.7Independent Contractors. The Parties hereto are independent contractors and nothing contained in the MSA shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.
16.8Integration. This MSA constitutes the entire agreement between the Parties relating to the subject matter of the MSA and supersedes all previous oral and written communications between the Parties with respect to the subject matter of the MSA, excluding the MDSA.
16.9Decision Memo; Amendment; Waiver. A Decision Memo may be entered into by the Core Teams or JSCs with a binding effect, with it being understood that, in the event of a conflict between a Scope of Work, or Decision Memo and a later executed Decision Memo, the later executed Decision Memo shall prevail. Except as otherwise expressly provided herein, no alteration of or modification to the MSA shall be effective unless made in writing and executed by an authorized representative of both Parties. No course of dealing or failing of either Party to strictly enforce any term, right or condition of the MSA in any instance shall be construed as a general waiver or relinquishment of such term, right or condition. The observance of any provision of the MSA may be waived (either generally or any given instance and either retroactively or prospectively) only with the written consent of the Party granting such waiver.
16.10Corporate Policy. SBL acknowledges that the corporate policy of Client requires that Client’s business must be conducted within the letter and spirit of the law. By signing this MSA, SBL agrees to conduct the Services contemplated herein in a manner that is consistent with both Applicable Laws and good business ethics.
16.10.1In connection with SBL’s performance of Services hereunder, SBL shall not make any payment, either directly or indirectly, of money or other assets, including but not limited to the compensation SBL derives from this MSA (hereinafter collectively referred as a “Questionable Payment”), to government or political party officials, officials of public international organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (hereinafter collectively referred as “Officials”) where such payment would constitute violation of any Applicable Law. In addition, regardless of legality, SBL shall make no payment either directly or indirectly to Officials if such payment is for the purpose of influencing decisions or actions with respect to the subject matter of this MSA or any other aspect of the business of Client.

16.10.2The failure of SBL to abide by the provisions of this Section 16.10 shall be deemed a material breach of this MSA.
16.11Severability. The Parties do not intend to violate any Applicable Law. However, if any sentence, paragraph, clause or combination of the MSA is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of the MSA shall remain binding, provided that such deletion does not alter the basic purpose and structure of the MSA and if deletion of such provision materially alters the basis of this MSA, then the Parties shall negotiate a good faith alternative.
16.12Construction. The Parties mutually acknowledge that they have participated in the negotiation and preparation of the MSA. Ambiguities, if any, in the MSA shall not be construed against any Party, irrespective of which Party may be deemed to have drafted the MSA or authored the ambiguous provision.
16.13Interpretation. The captions and headings to the MSA are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of the MSA. Unless context otherwise clearly requires, whenever used in the MSA: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to the MSA; (c) all references to the word “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years. Whenever any matter hereunder requires consent or approval, such consent or approval shall not be unreasonably withheld or delayed.
16.14Counterparts. This MSA may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signatures on Following Page]

In Witness Whereof, the Parties have executed the MSA as of the date first above written.
IMMUNOVANT SCIENCES GMBH
Signature:    /s/ Nandini Devi
Name:    Nandini Devi
Title:    Sole Signatory
Date:    April 29, 2021
SAMSUNG BIOLOGICS CO., LTD.
Signature:    /s/ John Rim
Name:    John Rim
Title:    Representative Director and President
Date:    May 5, 2021